UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT ON

FORM S-8

UNDER THE

SECURITIES ACT OF 1933

PRIMEPLAYER INCORPORATED

(Name of Small Business in its charter)

Nevada 880442629

(State or other jurisdiction of incorporation or organization) (IRS Employer Identification No.)

3993 Howard Hughes Pkwy, Suite 270 , Las Vegas, NV 89109

(Address of principal executive offices) (Zip Code)

Roger Ellsworth

3631 Seneca Lane

Las Vegas, NV 89109

(Name and address of agent for service)

(702) 493-7060

Telephone number, including area code for agent for service

CALCULATION OF REGISTRATION FEE

Title of securities be registered(1)	Proposed maximum Amount to be registered (2)	offering price per share(2)	aggregate offering price	Proposed maximum Amount of registration fee
Common Stock	1,200,000 shares	0.22	264,000.00	21.38

(1) In addition, pursuant to Rule 416 (c) under the Securities Act of 1933 as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan (s) described herein.

(2) Estimated pursuant to Rule 457 (h) (1) under the Securities Act, solely for the purpose of calculating the registration fee, based upon the last over-the- counter sale reported on March 24, 2003.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement: (a) PrimePlayer's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2001, filed with the Securities and Exchange Commission (the "Commission") on February 21, 2002, which contains audited financial statements for the most recent fiscal year for which such statements have been filed. (b) PrimePlayer's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 filed with the Commission on May 13, 2002, August 19, 2002 and November 14, 2002, respectively. (c) PrimePlayer's current report on Form 8-K filed on December 13, 2002 and the amendment thereto filed on January 3, 2003, and the description of securities set forth in Part II, Item 8 of the registration statement on Form 10-SB12G/A filed on October 9, 2001, as amended by the current report on Form 8-K filed on January 3, 2003.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities to be offered and sold under the PrimePlayer Incorporated Employee Benefit Plan will be passed upon for the registrant by James N. Barber, Attorney at Law, Suite 100, Bank One Tower, 50 West Broadway, Salt Lake City, UT 84101. Mr. Barber is not presently the owner of any common or preferred shares of PrimePlayer Incorporated.

Item 6. Indemnification of Directors and Officers.

Articles Ten and Eleven of the Articles of Incorporation and the By-laws of the company provide for indemnification of employees and officers in certain cases. Insofar as indemnification for liabilities arising under the securities act of 1933 may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Registrant intends to offer 55,000 restricted shares under the Plan to four (4) employees and consultants in reliance on the exemption from registration provided by 4(2) of the Securities Act of 1933 for transactions by an issuer not involving any public offering. The facts relied upon to make the exemption available are as follows:

1. There is a limited number of offerees.

2. The services performed by each offeree were performed for a privately held predecessor of the consolidated company that survived the merger between PrimePlayer Incorporated and Foxy Jewelry, Inc. which occurred on or about November 8, 2002. The offerees all understood that both the entity for which the services performed and the consolidated entity which survived the merger were and are start-up companies with few if any assets and no significant0 operating history.

3. Each subscriber has been advised how to access all filings made by Foxy Jewelry, Inc. and PrimePlayer Incorporated with the Securities and Exchange Commission under 13 or 15(d) of the Securities Exchange Act of 1934 and will have received, in connection with their subscriptions, audited financial information regarding the registrant as of December 31, 2002.

4. Each subscriber will, prior to the effectiveness of his or her subscription, have had access to the kind of information which would be available in a registration statement under the Securities Act of 1933 and will not, therefore, be in need of the protection afforded by registration of the Shares.

5. Each subscriber will, prior to the issuance of his or her shares, have executed and delivered a subscription agreement which will contain clear notice that the Shares to be subscribed are "restricted securities" as that phrase is defined by paragraph (a)(3)(i) of SEC Rule 144 under the Act and advising the subscriber of the restrictions on resale and transfer which are set forth in Rule 144.

6. Such subscription agreements will include the subscriber's consent that a standard form restrictive legend be placed on the certificates representing the Shares and his or her consent to the placement of stop-transfer instructions as to the shares with the registrant's transfer agent unless and until the shares are registered under the Securities Act of 1933 or until there is an exemption from registration available to cover any proposed resale or transfer.

The registrant intends to offer an additional 505,000 unrestricted shares of the corporation to seven (7) employees and consultants under the Employee Benefit Plan.

Item 8. Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas State of Nevada, on this 25th day of March, 2003.

PRIMEPLAYER INCORPORATED

By: /s/ Gary S Marrone

Gary S. Marrone

President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number Description

5.1 Opinion of Counsel regarding legality 23.2; Consent of Counsel (included in Exhibit 5.1)

99.1(a) PrimePlayer Incorporated Employee Benefit Plan

99.1(b) Employment Contract of Gary S. Marrone

99.1(c) Employment Contract of Sergio Negrete

99.1(d) Employment Contract of Alexander Gilliland: